Exhibit 1(t)

BLACKROCK SUSTAINABLE BALANCED FUND, INC.

ARTICLES OF AMENDMENT

BLACKROCK SUSTAINABLE BALANCED FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The name of the corporation is BlackRock Sustainable Balanced Fund, Inc.

SECOND: Pursuant to Section 2-605 of the Maryland General Corporation Law (the “MGCL”), the charter of the Corporation (the “Charter”) is hereby amended by deleting Article II thereof in its entirety and inserting the following in lieu thereof:

ARTICLE II

NAME

The name of the Corporation is BlackRock Balanced Fund, Inc.

THIRD: The amendment to the Charter that is effected by these Articles of Amendment has been approved by a majority of the entire board of directors of the Corporation and is limited to a change expressly authorized by Section 2-605(a)(1) of the MGCL to be made without action by the stockholders of the Corporation.

FOURTH: The authorized stock of the Corporation has not been increased by these Articles of Amendment.

FIFTH: These Articles of Amendment shall be effective as of the 3rd day of March 2025.

SIXTH: As amended hereby, the Charter shall remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

Exhibit 1(t)

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 25th day of February, 2025, by the President and Chief Executive Officer of the Corporation who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of his knowledge, information and belief, and under penalties for perjury, the matters and facts set forth herein are true in all material respects.

WITNESS:	BLACKROCK SUSTAINABLE BALANCED FUND, INC.

/s/ Janey Ahn	By:	/s/ John M. Perlowski
Janey Ahn		John M. Perlowski
Secretary		President and Chief Executive Officer